Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249981

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated December 9, 2020)

Fisker Inc.

Up to 133,785,596 Shares of Class A Common Stock

Up to 27,760,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 9,360,000 Warrants

This prospectus supplement supplements the prospectus dated December 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249981). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 9, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the IPO (as defined in the Prospectus) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock, and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined in the Prospectus) as Merger Consideration (as defined in the Prospectus), (ii) 13,358,824 Conversion Shares (as defined in the Prospectus), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants, (iv) 13,235,412 Executive Shares (as defined in the Prospectus), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined in the Prospectus).

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “FSR” and “FSR WS,” respectively. On April 8, 2021, the closing price of our Class A Common Stock was $15.92 and the closing price for our Public Warrants was $7.88.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2021 (April 5, 2021)

Fisker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue Manhattan Beach, California 90266 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	FSR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01	Changes in Registrant’s Certifying Accountant

On April 5, 2021, the Audit Committee of the Board of Directors of Fisker Inc. (the “Company”) approved the engagement of PricewaterhouseCoopers LLP (“PwC”), subject to completion of PwC’s standard client acceptance procedures and execution of an engagement letter, as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Accordingly, Deloitte & Touche LLP (“Deloitte”), the Company’s previous independent registered public accounting firm, was informed that it was dismissed and would be replaced by PwC as the Company’s independent registered public accounting firm effective immediately. This decision was approved by the Audit Committee of the Company’s Board of Directors.

Deloitte’s report on the Company’s consolidated financial statements for each of the years ended December 31, 2020 and 2019, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception that Deloitte’s report as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, dated August 7, 2020, contained the following paragraph: “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations. The Company has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the years ended December 31, 2020 and 2019, and the subsequent interim period through April 5, 2021, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such years. As of December 31, 2019, the Company identified material weaknesses as of the years ended December 31, 2019 and 2018 in internal control over financial reporting, which related to: (a) the Company’s risk assessment process, including as it relates to fraud risks; (b) general segregation of duties, including the review and approval of journal entries; and (c) precision level to ensure accruals were recorded in the correct period.    These material weaknesses were remediated as of December 31, 2020. In addition, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K during the years ended December 31, 2020 and 2019, and the subsequent interim period through April 5, 2021, other than the material weaknesses described herein.

During the years ended December 31, 2020 and 2019, and the subsequent interim period through April 5, 2021, neither the Company nor anyone on the Company’s behalf consulted with PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K and requested that Deloitte furnish a letter addressed to the Securities and Exchange Commission, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

16.1	Letter to the Securities and Exchange Commission of Deloitte & Touche LLP, dated April 9, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2021	FISKER INC.

	By:	/s/ Geeta Gupta
Dr. Geeta Gupta
Chief Financial Officer

Exhibit 16.1

April 9, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Fisker Inc.’s Form 8-K dated April 9, 2021, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph and the second, third, and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the other statements made.

Yours truly,
/s/ DELOITTE & TOUCHE LLP